UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2010

Pacer International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49828

Tennessee	62-0935669
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2300 Clayton Road, Suite 1200
Concord, CA 94520
(Address of principal executive offices, including zip code)

(877) 917-2237
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) Pacer International, Inc. (the "Company") has appointed John J. Hafferty as Chief Financial Officer, effective March 29, 2010. Brian C. Kane, who has served as Chief Financial Officer since September 2008, will be leaving the Company as of June 2, 2010, after providing transition assistance to his successor.

From August 2007 to December 2009, Mr. Hafferty, age 53, served as Chief Financial Officer of the International Division of Ozburn-Hessey Logistics, a global freight management company. From August 2005 to August 2007, he served as Senior Vice President of Corporate Strategy and Development for Schenker Americas, a division of Schenker Logistics, Co., a global transportation and logistics company. From August 1990 to August 2005, he held various management positions with United Parcel Services Co., the global package delivery company, including as Executive Vice President of UPS Supply Chain Solutions from 2002 to 2005, Chief Operating Officer of UPS Freight Services from 2000 to 2002, and Chief Financial Officer of UPS International Package Operation from 1997 to 2000.

Mr. Hafferty's offer of employment includes an annual base salary of $300,000, subject to the ompany-wide 10% pay reduction, which would result in a base salary of $270,000 while such 10% pay reduction remains in effect, a target bonus opportunity of 50% of his annual base salary and an employment contract based on the Company's standard form of executive employment agreement. The Company has entered into an employment agreement with Mr. Hafferty consistent with the offer of employment that provides for severance benefits if the Company terminates his employment without "cause," including severance at his base salary rate for twelve months after termination and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company's cash incentive plan with respect to the year in which his employment is terminated. The employment agreement also provides for certain post-termination covenants in favor of the Company in exchange for salary continuation for the established severance period. The post-termination covenants relate to not disclosing the Company's confidential business information and trade secrets; assigning inventions; not participating in a competing business; and not soliciting the Company's employees, customers, vendors, agents or contractors to alter adversely their relationship with the Company. Mr. Hafferty also participates, in the Company's supplemental severance program that doubles the period during which severance would be payable if the employee's employment is terminated by the Company or its successor without cause or by the employee with "good reason," in each case within 18 months after a change in control of the Company.

In connection with the management changes announced by the Company on March 29, 2010, one of the other named executive officers listed in the Company's proxy statement for the 2010 annual meeting of shareholders, Adriene B. Bailey, who has served as Chief Commercial Officer since May 2009, will also be leaving the Company as of June 2, 2010.

The termination of Mr. Kane's and Ms. Bailey's employment without cause will be effective as of June 2, 2010. Information about Mr. Kane's and Ms. Bailey's employment agreements and compensation payable upon termination without cause is set forth in the Company's proxy statement for the 2010 annual meeting of shareholders filed with the Securities and Exchange Commission on March 19, 2010 under the headings "Potential Payments upon Termination or a Change in Control" and "Employment and Related Agreements", and such information regarding Mr. Kane and Ms. Bailey is incorporated herein by reference. Mr. Kane's and Ms. Bailey's employment agreements are filed as Exhibit 10.42 to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2009, respectively, which are hereby incorporated by reference. The Company expects to enter into a severance agreement with Mr. Kane and Ms. Bailey on its standard form of executive severance agreement that would, among other matters, confirm the severance amounts payable and restrictive covenants applicable to Mr. Kane and Ms. Bailey and contain a release of claims in favor of the Company.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibits

99.1        Press Release of Pacer International, Inc., dated March 29, 2010.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacer International, Inc.

Date: April 02, 2010	By:	/s/ Daniel W. Avramovich
Daniel W. Avramovich
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Pacer International, Inc., dated March 29, 2010